Filed Pursuant to Rule 424(b)(5)
Registration No. 333-274646

PROSPECTUS SUPPLEMENT

(To prospectus dated September 22, 2023)

30,000,000 Depositary Shares Each Representing a 1/400th Interest

in a Share of Perpetual 7.500% Non-Cumulative Preferred Stock, Series J

We are offering 30,000,000 depositary shares, each representing a 1/400th ownership interest in a share of our Perpetual 7.500% Non-Cumulative Preferred Stock, Series J, par value $1.00 per share, with a $10,000 liquidation preference per share (equivalent to $25 per depositary share) (the “Preferred Stock”). As a holder of depositary shares, you will be entitled to proportionate rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise these rights through the depositary.

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors at a rate of 7.500% per annum, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2024. Upon the payment of any dividends on the Preferred Stock, holders of depositary shares will receive a related proportionate payment.

Dividends on the Preferred Stock will not be cumulative. If for any reason our board of directors, or a duly authorized committee of our board of directors, does not declare a dividend on the Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy rules, or for which we have not received any applicable regulatory approvals.

Subject to any applicable required regulatory approvals, we may redeem the Preferred Stock in whole or in part, from time to time, on any dividend payment date on or after June 15, 2029 or, in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in each case at a redemption price of $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. If we redeem any shares of Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

Neither the Preferred Stock nor the depositary shares are deposits or other obligations of a bank or are insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission, has approved or disapproved of the depositary shares or the underlying Preferred Stock or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the depositary shares and the underlying Preferred Stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of certain risks that you should consider before investing in the depositary shares or the underlying Preferred Stock.

	Per Depositary Share	Total
Public offering price(1)	$25.0000	$750,000,000
Underwriting discount(2)	$0.5261	$15,782,875
Proceeds, before expenses, to the issuer	$24.4739	$734,217,125

(1)

The public offering price set forth above does not include dividends, if any, that may be declared. Dividends, if declared, will be calculated from the date of the original issuance, which is expected to be May 13, 2024.

(2)

Reflects 14,590,000 depositary shares sold to institutional investors, for which the underwriters receive an underwriting discount of $0.2500 per depositary share, and 15,410,000 depositary shares sold to retail investors, for which the underwriters receive an underwriting discount of $0.7875 per depositary share.

We intend to apply to list the depositary shares on the New York Stock Exchange (“NYSE”) under the symbol “MTBPrJ.” If the application is approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the initial delivery of the depositary shares.

We expect that delivery of the depositary shares will be made to investors in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), on or about May 13, 2024.

Joint Bookrunners

Morgan Stanley	BofA Securities	J.P. Morgan	M&T Securities	RBC Capital Markets	UBS Investment Bank	Wells Fargo Securities

Co-Managers

Academy Securities	Goldman Sachs & Co. LLC	Jefferies	Keefe, Bruyette & Woods A Stifel Company	Ramirez & Co., Inc.	TD Securities

The date of this prospectus supplement is May 6, 2024.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference” before you make a decision to invest in the depositary shares. In particular, you should review the information under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2023. Neither we nor the underwriters have authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we prepare or distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not, and the underwriters are not, making an offer to sell the depositary shares in any jurisdiction where the offer or sale is not permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires (for example, under the heading “Cautionary Note Regarding Forward-Looking Statements”), references to “M&T,” “we,” “us,” or “our” refer solely to M&T Bank Corporation and not to its consolidated subsidiaries. References to a particular year mean M&T’s fiscal year commencing on January 1 and ending on December 31 of that year.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement, including statements based on current expectations, estimates and projections about our business, and management’s beliefs and assumptions.

Statements regarding the potential effects of events or factors specific to us and/or the financial industry as a whole, as well as national and global events generally, on our business, financial condition, liquidity and results of operations may constitute forward-looking statements. Such statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and may cause actual outcomes to differ materially from what is expressed or forecasted.

While there can be no assurance that any list of risks and uncertainties is complete, important factors that could cause actual outcomes and results to differ materially from those contemplated by forward-looking statements include the following, without limitation:

•	economic conditions and growth rates, including inflation and market volatility;

•	events and developments in the financial services industry, including industry conditions;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations, loan concentrations by type and industry, credit losses and market values on loans, collateral securing loans, and other assets;

•	sources of liquidity;

•	levels of client deposits;

•	ability to contain costs and expenses;

•	changes in our credit ratings;

•	the impact of the acquisition of People’s United Financial, Inc. (“People’s United”);

•	domestic or international political developments and other geopolitical events, including international conflicts and hostilities;

•	changes and trends in the securities markets;

•	common shares outstanding, common stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	the impact of changes in market values on trust-related revenues;

•	federal, state or local legislation and/or regulations affecting the financial services industry, or M&T and its subsidiaries individually or collectively, including tax policy;

•	regulatory supervision and oversight, including monetary policy and capital requirements;

•	governmental and public policy changes;

•	political conditions, either nationally or in the states in which M&T and its subsidiaries do business;

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•	the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters;

•	changes in accounting policies or procedures as may be required by the FASB, regulatory agencies or legislation;

•	increasing price, product and service competition by competitors, including new entrants;

•	technological developments and changes;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	the mix of products and services;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	continued availability of financing;

•	financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses;

•

material differences in the actual financial results of merger, acquisition, divestment and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; and

•

other factors discussed in the section titled “Risk Factors” of this prospectus supplement and the section titled “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023.

These are representative of the factors that could affect the outcome of the forward-looking statements. In addition, as noted, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, and other factors. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty and does not undertake to update forward-looking statements.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). All such reports and other information are available to the public through the SEC’s website at http://www.sec.gov.

We also maintain a website where you can obtain information about us and Manufacturers and Traders Trust Company (“M&T Bank”). Our website includes our annual, quarterly and current reports, together with any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is http://www.mtb.com. The information contained on our website is not part of this prospectus supplement.

We will provide you, free of charge, with a copy of any or all of the documents incorporated by reference herein upon request. Requests should be directed to:

M&T Bank Corporation

One M&T Plaza, 2nd Floor

Buffalo, New York 14203

Attention: Investor Relations

Telephone Number: (716) 842-5138

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of such contract or other document or matter involved. Each statement regarding any contract or other document is qualified in its entirety by reference to the actual contract or other document.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Rather than include in this prospectus supplement some of the information that we include in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain such information. The information incorporated by reference is considered to be part of this prospectus supplement and should be read with the same care. Accordingly, we incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024; and

•	Our Current Reports on Form 8-K filed on March 13, 2024 and April 18, 2024.

In addition, all reports and other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus supplement until the completion or termination of the offering made under this prospectus supplement (other than materials that are deemed “furnished” and not “filed” under SEC rules) will be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of the filing of such reports and documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Certain of the information incorporated by reference herein has not been audited by an independent registered public accounting firm.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider before investing in the depositary shares and the Preferred Stock. You should read this entire prospectus supplement, including the “Risk Factors” section and “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the documents incorporated by reference herein, carefully before making an investment decision.

M&T Bank Corporation

M&T is a New York business corporation which is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and as a bank holding company under Article III-A of the New York Banking Law. The principal executive offices of M&T are located at One M&T Plaza, Buffalo, New York 14203. Its telephone number is (716) 635-4000. M&T was incorporated in November 1969. As of March 31, 2024, we had consolidated total assets of $215.1 billion, deposits of $167.2 billion and shareholders’ equity of $27.2 billion. We had 21,927 employees (full-time and part-time) as of March 31, 2024.

M&T has two wholly owned bank subsidiaries: M&T Bank and Wilmington Trust, N.A. The banks collectively offer a wide range of retail and commercial banking, trust and wealth management, and investment services to their customers. As of December 31, 2023, M&T Bank represented 99% of consolidated assets of M&T and had 961 domestic banking offices located in New York State, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Massachusetts, Maine, Vermont, New Hampshire, Virginia, West Virginia, and the District of Columbia and a full-service commercial banking office in Ontario, Canada. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets.

SUMMARY OF THE OFFERING

The following summary contains basic information about the depositary shares and this offering and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the depositary shares and the Preferred Stock, you should read “Description of the Depositary Shares” and “Description of Series J Preferred Stock” in this prospectus supplement. Investors should review the information in the section of this prospectus supplement entitled “Description of Our Capital Stock” for additional information regarding our common stock and our other capital securities.

Issuer	M&T Bank Corporation.

Securities Offered	30,000,000 depositary shares, each representing a 1/400th ownership interest in a share of our Perpetual 7.500% Non-Cumulative Preferred Stock, Series J, with a liquidation preference of $10,000 per share (equivalent to $25 per depositary share). Each depositary share entitles the holder to a proportional fractional interest in the Preferred Stock represented by that depositary share, including dividend, voting, redemption and liquidation rights; all such rights must be exercised through the depositary.

We may at any time and from time to time, without notice to or the consent of holders of the Preferred Stock, issue additional shares of Preferred Stock and related depositary shares either through public or private sales, that would be deemed to form a single series with the shares of Preferred Stock and the related depositary shares, respectively, offered hereby, provided that such additional shares are fungible for U.S. federal income tax purposes with the shares of Preferred Stock and the related depositary shares offered hereby. We may also issue additional shares of other series of preferred stock at any time and from time to time, without notice to or the consent of holders of the Preferred Stock or the related depositary shares.

Dividends	Holders of the Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or any duly authorized committee of our board, out of assets legally available for payment, noncumulative cash dividends based on the liquidation preference of $10,000 per share of Preferred Stock (equivalent to $25 per depositary share).

If declared by our board of directors or any duly authorized committee of our board, we will pay dividends on the Preferred Stock quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2024 (each such day on which dividends are payable, a “dividend payment date”). We refer to the period from and including any dividend payment date to but excluding the next dividend payment date as a “dividend period,” provided that the initial dividend period will be the period from and including the original issue date of the Preferred Stock to but excluding the first dividend payment date. Upon the payment of any dividends on the Preferred Stock, holders of depositary shares will receive a related proportionate payment.

Dividends on the Preferred Stock will accrue from the original issue date at a rate equal to 7.500% per annum for each dividend period.

Dividends on the Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors or any duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period. In such a case no dividend will be paid on the depositary shares.

Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy rules, or for which we have not received any applicable regulatory approvals.

Redemption	The Preferred Stock is perpetual and has no maturity date. Subject to any applicable required regulatory approvals, we may redeem the Preferred Stock, in whole or in part, from time to time, on any dividend payment date on or after June 15, 2029 or, in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in each case at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, the “Federal Reserve”) and to the satisfaction of any conditions set forth in or pursuant to the capital rules or regulations of the Federal Reserve applicable to redemption of the Preferred Stock. The holders of the Preferred Stock will not have the right to require redemption.

See “Description of Series J Preferred Stock—Redemption” for more information.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without accumulation of undeclared dividends), before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock. If we fail to pay in full all amounts payable with respect to the Preferred Stock and any stock having the same rank upon liquidation, dissolution or winding-up as the Preferred Stock, the holders of the Preferred Stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting Rights	Holders of depositary shares do not have voting rights and will not be entitled to elect any directors, except with respect to authorizing or increasing stock ranking senior to the Preferred Stock, certain changes in terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. Each holder of Preferred Stock will have one vote per share (or one-four hundredth of a vote per depositary shares) on any matter in which holders of such shares are entitled to vote, including when acting by written consent. For more information about voting rights, see “Description of Series J Preferred Stock—Voting Rights” and “Description of the Depositary Shares—Voting the Preferred Stock.”

Ranking	The Preferred Stock will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up, senior to our common stock and any other class or series of shares ranking junior to the Preferred Stock upon our liquidation, dissolution or winding-up.

The Preferred Stock will rank, as to distribution of assets upon our liquidation, dissolution or winding-up, equally with any series of preferred stock ranking equal to the Preferred Stock upon our liquidation, dissolution or winding-up.

The Preferred Stock will be subordinate to our existing and future indebtedness.

Preemptive and Conversion Rights	Neither holders of the depositary shares nor holders of the Preferred Stock will have any preemptive or conversion rights.

Listing	We intend to apply for listing of the depositary shares on the NYSE under the symbol “MTBPrJ.” If the application is approved, we expect trading of the depositary shares on the NYSE to commence within a 30-day period after the initial delivery of the depositary shares.

Tax Consequences	For discussion of the tax consequences relating to the Preferred Stock, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include the redemption of existing preferred stock.

Registrar	Computershare Inc.

Depositary	Computershare Inc.

Transfer Agent	Computershare Inc.

Risk Factors	Investing in the Preferred Stock involves risk. You should consider carefully all of the information set forth in this prospectus supplement and, in particular, you should evaluate the specific factors under “Risk Factors” beginning on page S-6 and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Conflicts of Interest	Because M&T Securities, Inc., an underwriter for this offering, is M&T’s wholly owned subsidiary, a conflict of interest under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, M&T Securities, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

RISK FACTORS

An investment in the depositary shares is subject to certain risks. This prospectus supplement does not describe all of those risks. Before making an investment decision, you should carefully consider the risks described below and the risk factors and other information incorporated by reference in this prospectus supplement, including the risks described in “Item 1A—Risk Factors” to Part I of our Annual Report on Form 10-K for the year ended December 31, 2023. Our business, financial condition or results of operations could be materially adversely affected by any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus supplement.

Risks Relating to this Offering and the Preferred Stock

You are making an investment decision about the depositary shares as well as our Preferred Stock.

As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in shares of our Preferred Stock. The depositary will rely solely on the payments it receives on the Preferred Stock to fund all payments on the depositary shares. You should review carefully the information in this prospectus supplement and the accompanying prospectus regarding both the depositary shares and the Preferred Stock.

The Preferred Stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of Preferred Stock are equity interests in M&T and do not constitute indebtedness. This means that the depositary shares, which represent proportional fractional interests in the shares of Preferred Stock, will rank junior to all indebtedness and other non-equity claims on M&T with respect to assets available to satisfy claims on M&T, including claims in the event of our liquidation. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock. As of March 31, 2024, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $16.245 billion.

Our ability to pay dividends on the Preferred Stock may be limited.

We are a holding company and conduct substantially all of our operations through subsidiaries. Our ability to declare and pay dividends is primarily dependent on the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Risks Relating to this Offering and the Preferred Stock—Holders of the Preferred Stock will have no voting rights except in limited circumstances.”

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) notwithstanding scheduled dividend payment dates, dividends are payable only when and if declared by our board of directors or a duly authorized committee of our board of directors, (2) dividends do not accumulate if they are not declared, (3) as a corporation, we are subject to restrictions on dividend payments and redemption payments out of lawfully available assets and (4) as a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulatory considerations. Federal banking laws also regulate the amount of dividends that may be paid by our banking subsidiaries without prior regulatory approval. Upon our liquidation, holders of our debt securities and shares of any senior preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Preferred Stock. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below and under “Description of Series J Preferred Stock—Voting Rights.”

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a financial holding company and conduct substantially all of our operations through subsidiaries. In particular, M&T Bank represented 99% of our consolidated assets as of March 31, 2024. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds, or otherwise engage in transactions with us or some of our other subsidiaries.

In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the Preferred Stock will be effectively subordinated to all existing and future liabilities of our subsidiaries. Further, the Preferred Stock places no restrictions on the ability of our subsidiaries to incur additional indebtedness.

Dividends on the Preferred Stock will be discretionary and non-cumulative, and may not be paid to the extent such payment will result in our failure to comply with all applicable laws and regulations.

Dividends on the Preferred Stock will be discretionary and non-cumulative. Consequently, if our board of directors, or any duly authorized committee of the board, does not authorize and declare a dividend on the Preferred Stock for any dividend period, holders of the Preferred Stock will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue or be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors, or any duly authorized committee of the board, has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.

In addition, if and to the extent payment of dividends on Preferred Stock for any dividend period would cause us to fail to comply with any applicable law or regulation, we will not declare or pay a dividend for such dividend period. In such a case, holders of the Preferred Stock will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue or be payable.

Under the Federal Reserve’s capital rules, we are subject to certain risk-based and leverage capital requirements. If we fail to meet the effective minimum capital ratios requirements with applicable buffers taken into account, we will be subject to constraints on capital distributions, including dividends. The severity of the constraints depends on the amount of the shortfall and the amount of our “eligible retained income.”

Further, these limitations may change from time to time. For example, in March 2020, the Federal Reserve adopted a rule that, beginning October 1, 2020, replaced the 2.5% static capital conservation buffer with a “stress capital buffer”, which is the higher of 2.5% and the difference between the starting and the minimum projected Common Equity Tier 1 capital ratios under the severely adverse scenario as modeled by the Federal Reserve as part of the supervisory stress testing framework, plus four quarters of planned common stock dividends. This rule also replaced the quantitative assessment in the Comprehensive Capital Analysis and Review with a requirement that a firm’s planned capital distributions be consistent with any effective capital distribution limitations that would apply under the firm’s own baseline projections. This rule further provides that a firm must receive prior approval for any capital distribution, other than a capital distribution on a newly issued capital instrument, if the firm is required to resubmit its capital plan. Additionally, on July 27, 2023, the federal banking agencies issued a notice of proposed rulemaking to modify the regulatory capital requirements applicable to large banking organizations with over $100 billion of total assets and their depository institution subsidiaries. The proposed rule would generally require banking organizations subject to Category III and IV standards, like us, to compute regulatory capital consistent with Category I and II standards. As proposed, the new capital rules could require us and our depository institution subsidiaries to hold additional regulatory capital.

We may be able to redeem the Preferred Stock prior to June 15, 2029.

By its terms, the Preferred Stock may be redeemed by us prior to June 15, 2029 upon the occurrence of certain events involving the capital treatment of the Preferred Stock. In particular, upon our determination in good faith that an event has occurred that would constitute a “regulatory capital treatment event,” we may, at our option, redeem in whole, but not in part, the shares of Preferred Stock, subject to the approval of the appropriate federal banking agency. See “Description of the Series J Preferred Stock—Optional Redemption.” If the Preferred Stock is redeemed, the corresponding redemption of the depositary shares would be a taxable event to you.

The Preferred Stock may be redeemed by us, and you may not be able to reinvest the redemption price you receive in a similar security.

If we redeem the Preferred Stock under the procedures described in “Description of the Series J Preferred Stock—Redemption,” you may not be able to reinvest the redemption price you receive in a similar security.

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. It has no stated maturity or mandatory redemption date and is not redeemable at the option of owners or holders of the Preferred Stock. Subject to any applicable required regulatory approvals, the Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after June 15, 2029 or, in whole but not in part, at any time within 90 days following a regulatory capital treatment event. Any decision we may make at any time, including prior to June 15, 2029, to redeem the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time. Any redemption is at a redemption price equal to $10,000 per preferred share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends.

Our right to redeem the Preferred Stock is also subject to limitations. Under the Federal Reserve’s current risk-based capital rules applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Preferred Stock without replacing the Preferred Stock with common equity Tier 1 capital or additional Tier 1 capital instruments, the Federal Reserve will authorize the redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

If we are deferring payments on our outstanding junior subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment on the Preferred Stock, if an event of default under the indentures governing those junior subordinated notes has occurred and is continuing or at any time when we have deferred payment of interest on those junior subordinated notes.

If we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Preferred Stock and will be prohibited from redeeming the Preferred Stock.

When dividends are not paid in full upon the shares of the Preferred Stock and other dividend parity stock, all dividends paid or declared for payment on the applicable dividend payment date with respect to the Preferred Stock and the dividend parity stock will be declared and paid ratably to the holders of the Preferred Stock and any dividend parity stock, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period (including, in the case of dividend parity stock that bears cumulative dividends, all accrued but unpaid dividends). In addition, the terms of our Series H Preferred Stock prohibit us from purchasing or redeeming dividend parity stock, including the Preferred Stock, unless dividends for the latest completed dividend period have been paid in full. Therefore, if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Preferred Stock, and if we are not paying full dividends on the Series H Preferred Stock, we will be prohibited from redeeming the Preferred Stock.

Holders of the Preferred Stock will have no voting rights except in limited circumstances.

Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Preferred Stock will have voting rights only with respect to amending our certificate of incorporation to authorize or increase stock ranking senior to the Preferred Stock, certain changes in terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. See “Description of Series J Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights of the Preferred Stock. See “Description of the Depositary Shares—Voting the Preferred Stock.”

You may find it difficult to sell your depositary shares.

You may find it difficult to sell your depositary shares because an active trading market for the depositary shares may not develop. The depositary shares are new securities for which there currently is no established trading market. Although we intend to apply to list the depositary shares on the NYSE, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because the shares of the Preferred Stock do not have a stated maturity date, investors seeking liquidity in the depositary shares will be limited to selling their depositary shares in the secondary market. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock except as represented by the depositary shares.

If a market for the depositary shares does develop, it is possible that you will not be able to sell your depositary shares at a particular time or that the prices that you receive when you sell will not be favorable. It is also possible that any trading market that does develop for the depositary shares will not be liquid. Future trading prices of the depositary shares cannot be predicted and will depend on many factors, including:

•	our operating performance, financial condition, reputation and prospects, or the operating performance, financial condition, reputation and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Preferred Stock;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us, the banking industry or the financial markets generally; and

•	the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops, and transaction costs in the secondary market could be high.

We may issue additional depositary shares, shares of Preferred Stock, securities convertible or exchangeable for Preferred Stock or a new series of preferred stock that ranks equally with the Preferred Stock, and thereby materially and adversely affect the price of the depositary shares and the Preferred Stock.

We are not restricted from authorizing or issuing additional depositary shares, shares of Preferred Stock, securities convertible or exchangeable for Preferred Stock, or a new series of preferred stock that ranks equally with the Preferred Stock. We have no obligation to consider the interest of the holders of the Preferred Stock or the depositary shares representing the Preferred Stock in engaging in any such offering or transaction. If we issue such additional securities, it may materially and adversely affect the price of the depositary shares and/or Preferred Stock. We may not issue shares ranking senior to the Preferred Stock represented by the depositary shares as to dividend rights or distributions upon our liquidation without the approval of holders of at least two-thirds of the outstanding aggregate liquidation preference of the Preferred Stock represented by the depositary shares, voting as a single class.

Any reduction in our credit rating could increase the cost of our funding from the capital markets or negatively impact the trading price of the depositary shares.

The major credit rating agencies regularly evaluate us and their ratings of our long-term debt, hybrid securities and preferred stock based on a number of factors, including our financial strength and conditions affecting the financial services industry generally. The ratings assigned to M&T and M&T Bank remain subject to change at any time, and it is possible that any ratings agency will take action to downgrade M&T, M&T Bank or both in the future. Any such action could negatively affect the rating and/or trading price of the depositary shares.

In addition, rating agencies have themselves been subject to scrutiny, such that the rating agencies may make or may be required to make substantial changes to their ratings policies and practices. Such changes may, among other things, adversely affect the ratings of M&T or M&T Bank. Any decrease in our credit ratings could limit our access to the capital markets or short-term funding or increase our financial costs, and thereby adversely affect our financial condition and liquidity or negatively impact the trading price of the depositary shares in any secondary market.

USE OF PROCEEDS

We estimate that the net proceeds (before expenses) of this offering will be approximately $734,217,125. We intend to use the net proceeds of this offering for general corporate purposes, which may include the redemption of existing preferred stock.

DESCRIPTION OF SERIES J PREFERRED STOCK

The following summary contains a description of the material terms of the Preferred Stock. The following summary of the terms and provisions of the Preferred Stock is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, including the Certificate of Amendment creating the Preferred Stock and the applicable provisions of the New York Business Corporation Law and federal law governing bank holding companies.

General

The Preferred Stock represents a single series of our authorized preferred stock. We are offering depositary shares, representing 75,000 shares of the Preferred Stock in the aggregate, by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be validly issued, fully paid and nonassessable. The depositary will be the sole holder of shares of the Preferred Stock. Holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of the Depositary Shares.”

The Preferred Stock will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution, or winding-up, senior to our common stock and any other class or series of shares ranking junior to the Preferred Stock. The Preferred Stock will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up, equally with any series of preferred stock ranking equal to the Preferred Stock. See “Description of Our Capital Stock.” The Preferred Stock will be subordinate to our existing and future indebtedness.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Preferred Stock.

We may at any time and from time to time, without notice to or the consent of holders of the Preferred Stock, issue additional shares of Preferred Stock and related depositary shares either through public or private sales, that would be deemed to form a single series with the shares of Preferred Stock and the related depositary shares, respectively, offered hereby, provided that such additional shares are fungible for U.S. federal income tax purposes with the shares of Preferred Stock and the related depositary shares offered hereby. We may also issue additional shares of other series of preferred stock at any time and from time to time, without notice to or the consent of holders of the Preferred Stock or the related depositary shares.

Dividends

Holders of the Preferred Stock shall be entitled to receive, when, as and if declared by our board of directors, or a duly authorized committee of our board of directors, out of funds legally available therefor in amounts permitted by applicable law and regulatory authorities, non-cumulative cash dividends based on the liquidation preference of $10,000 per share (equivalent to $25 per depositary share). Dividends will be payable to holders of record on the 15th calendar day before such dividend payment date or such other record date not more than 60 nor less than 10 days preceding such dividend payment date fixed for that purpose by our board of directors, or a duly authorized committee of our board, in advance of payment of each particular dividend.

If declared by our board of directors, or a duly authorized committee of our board of directors, we will pay dividends on the Preferred Stock quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2024.

Dividends on the Preferred Stock will accrue from and including the later of (x) the original issue date and (y) the most recent dividend payment date at a rate equal to 7.500% per annum for each dividend period. We will calculate dividends on the Preferred Stock on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from those calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

If we issue additional Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date if such shares are issued prior to the first dividend payment date and otherwise will accrue from the date on which such shares are issued (if it is a dividend payment date) or the dividend payment date next preceding the date they are issued.

In the event that any dividend payment date falls on a day that is not a Business Day (as defined below), then such date shall nevertheless be a dividend payment date but the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock. As used in this prospectus supplement, a “Business Day” means each weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

Dividends on the Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors, or a duly authorized committee of our board of directors, does not declare a dividend on the Preferred Stock for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors, or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period. Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy rules, or for which we have not received any applicable regulatory approvals.

Dividends on any shares of the Preferred Stock called for redemption will cease to accrue on the redemption date for such shares or upon such earlier date as is specified below under “—Redemption—Procedures.”

During any dividend period, so long as any share of the Preferred Stock remains outstanding, (i) no dividend may be paid, declared or set apart for any payment on and no distribution shall be made on any Dividend Junior Stock (as defined below) (other than a dividend payable solely in stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up) and (ii) no shares of Dividend Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (A) as a result of (x) a reclassification of Dividend Junior Stock for or into stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up, or (y) the exchange or conversion of one share of Dividend Junior Stock for or into another share of stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up, or (B) through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up), unless full dividends on all outstanding shares of the Preferred Stock for the most recently completed dividend period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment). As used in this prospectus supplement, “Dividend Junior Stock” refers to our common stock and any other class or series of our capital stock over which the Preferred Stock has preference or priority in the payment of current dividends.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) in full upon the shares of the Preferred Stock and any dividend parity stock, all dividends declared upon shares of the Preferred Stock and all dividend parity stock shall be paid ratably to the holders of the Preferred Stock and any dividend parity stock, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period and, in the case of dividend parity stock that bears cumulative dividends, accrued and unpaid dividends relating to past dividend periods. To the extent a dividend period with respect to any dividend parity stock coincides with more than one dividend period with respect to the Preferred Stock, for purposes of the immediately preceding sentence, our board of directors or a duly authorized committee thereof may treat such dividend period with respect to the dividend parity stock as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Preferred Stock, or in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Preferred Stock. To the extent a dividend period with respect to the Preferred Stock coincides with more than one dividend period with respect to any dividend parity stock, for purposes of the first sentence of this paragraph, our board of directors or a duly authorized committee thereof may treat such dividend period with respect to the Preferred Stock as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such dividend parity stock, or in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Preferred Stock and such dividend parity stock.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors, or a duly authorized committee of our board of directors, may be declared and paid on our common stock and any other stock ranking junior to the Preferred Stock from time to time out of any assets legally available for such payment in amounts permitted by applicable regulatory authorities, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock with respect to the distribution of assets. If we fail to pay in full all amounts payable, including declared but unpaid dividends, with respect to the Preferred Stock and any stock having the same rank as the Preferred Stock with respect to the distribution of assets, the holders of the Preferred Stock and that other stock will share pro rata in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled. After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary. In addition, the Preferred Stock may be fully subordinate to interests held by the U.S. government in the event we enter into receivership, insolvency or similar proceedings under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Redemption

Optional redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provisions. However, subject to any applicable required regulatory approval, we may redeem shares of the Preferred Stock on any dividend payment date on or after June 15, 2029 in whole or in part, from time to time, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption up to the redemption date, without accumulation of undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Dividends will cease to accrue on those shares on and after the redemption date.

Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy rules of the Federal Reserve applicable to the redemption of the Preferred Stock. Under the capital adequacy rules currently applicable to us, prior to exercising our right to redeem the Preferred Stock, we must either (i) demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk, or (ii) replace the Preferred Stock redeemed or to be redeemed with an equal amount of instruments that will qualify as Tier 1 Capital under the Federal Reserve’s capital adequacy rules immediately following or concurrent with redemption.

Redemption following a regulatory capital treatment event

We may redeem shares of the Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption up to the redemption date, without accumulation of undeclared dividends. A “regulatory capital treatment event” means the good faith determination by M&T that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Preferred Stock, (ii) any proposed change (including any such change with a prospective effect) in those laws, rules or regulations that is announced after the initial issuance of any share of the Preferred Stock (including any announced change with a prospective effect), or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of any share of the Preferred Stock, there is more than an insubstantial risk that M&T will not be entitled to treat the full liquidation value of the shares of the Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent or successor) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve or from any successor appropriate federal banking agency and to the satisfaction of any conditions set forth in the capital adequacy rules of the Federal Reserve applicable to the redemption of the Preferred Stock.

Procedures

If we redeem shares of the Preferred Stock, we will provide notice by first class mail (or, if the Preferred Stock or depositary shares are issued in book-entry form through DTC or another facility, in accordance with the procedures of such facility) to the holders of record of the shares of Preferred Stock to be redeemed. Such notice will be provided not less than 30 days and not more than 90 days prior to the date fixed for the redemption. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of the Preferred Stock to be redeemed from the holder;

•	the redemption price;

•	the place or places where the certificates representing those shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares of Series J to be redeemed will cease to accrue on the redemption date.

In case of any redemption of only part of the shares of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, our board of directors, or a duly authorized committee of our board, shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

If notice of redemption has been duly given and if on or before the redemption date specified in the notice we have deposited all funds necessary for the redemption in trust for the pro rata benefit of the holders of record of the shares called for redemption with a bank or trust company selected by our board of directors or a duly authorized committee thereof then, notwithstanding that any certificate for any share called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all such shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall cease and terminate on such redemption date, except the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to M&T, after which time the holders of the shares so called for redemption may look only to M&T for payment of the redemption price of such shares.

Neither the holders of the Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Preferred Stock.

Voting Rights

The Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as provided below or as otherwise specifically required by law. Each holder of Preferred Stock will have one vote per share (or one-four hundredth) of a vote per depositary share), except as to votes upon a Nonpayment Event (as defined below) in which case the Preferred Stock will have voting rights in proportion to its liquidation preference, on any matter in which holders of such shares are entitled to vote, including when acting by written consent.

Whenever dividends payable on the shares of Preferred Stock have not been paid in an aggregate amount equal to at least six quarterly dividend periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of our directors will automatically be increased by two. The holders of the Preferred Stock will have the right, together with holders of any other series of preferred stock on which similar voting rights have been conferred and are exercisable with respect to the matter (i.e., on which dividends likewise have not been paid) (“Voting Parity Stock”), voting together as a class in proportion to their respective liquidation preferences, to elect two directors, which we refer to as preferred directors, to fill such newly created directorships. An individual will not be qualified to serve as a preferred director if such individual’s election as a director would cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which our securities may then be listed or traded) that listed or traded companies must have a majority of independent directors.

In the event that the holders of Preferred Stock and any other Voting Parity Stock shall be entitled to vote for the election of preferred directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the outstanding liquidation preference of all shares of Preferred Stock and each other series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective stated amounts (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of our shareholders. Any request to call a special meeting for the initial election of preferred directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Preferred Stock or Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our certificate of incorporation or bylaws or by applicable law. If our Secretary fails to call a special meeting for the election of preferred directors within 20 days of receiving proper notice, any holder of Preferred Stock may call such a meeting at our expense solely for the election of preferred directors.

Any preferred director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class). If any vacancy occurs among the preferred directors, a successor will be elected by our board of directors to serve until the next annual meeting of our shareholders. Such successor will be nominated by the then-remaining preferred director or, if no preferred director remains in office, by the vote of the holders of record of a plurality of the outstanding shares of Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective stated amounts).

The preferred directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders unless such office has been previously terminated. When dividends have been paid in full on the Preferred Stock for at least four quarterly consecutive dividend periods then the right of the holders of Preferred Stock to elect preferred directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of the holders of Preferred Stock and Voting Parity Stock to elect preferred directors have terminated, the terms of office of all preferred directors will immediately terminate; the number of directors constituting our board of directors will automatically be reduced accordingly.

So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our certificate of incorporation, the vote or consent of the holders of at least 66-2/3% of the then-outstanding shares of Preferred Stock, voting separately as a single class, shall be necessary for effecting or validating:

•

Any amendment, alteration or repeal of any provision of our certificate of incorporation or bylaws that would alter or change the voting powers, preferences or special rights of the Preferred Stock so as to affect them adversely (provided that any amendment to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the Preferred Stock with respect to either the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or (y) any securities (other than our capital stock) convertible into any class or series of stock that does not rank senior to the Preferred Stock with respect to either the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up shall not be deemed to affect adversely the voting powers, preferences or special rights of the Preferred Stock);

•

Any amendment or alteration of our certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking prior to the Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up; or

•

Any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of M&T with or into another corporation or other entity, unless (x) the shares of the Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which M&T is not the surviving corporation are converted into or exchanged for preference securities of the surviving corporation or a corporation controlling such corporation, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as would not require a vote of the holders of the Preferred Stock pursuant to the clauses above if such change were affected by an amendment of our certificate of incorporation.

The increase in the authorized number of preferred shares M&T may issue pursuant to the amendment to the certificate of incorporation approved by M&T’s shareholders on May 25, 2021 will not be subject to the vote or consent of holders of the Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation resulting from the consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of M&T with or into another corporation or other entity, would adversely affect the Preferred Stock and one or more but not all of our other series preferred stock in substantially the same manner, then only the Preferred Stock and such other series of preferred stock as are adversely affected shall vote on the matter together as a single class in proportion to their respective stated amounts.

Without the consent of the holders of the Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Preferred Stock, we may amend, alter, supplement or repeal any terms of the Preferred Stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations creating the Preferred Stock that may be defective or inconsistent; or

•

to make any provision with respect to matters or questions arising with respect to the Preferred Stock that is not inconsistent with the provisions of the certificate of designations creating the Preferred Stock.

Other than the vote required in connection with an amendment of our certificate of incorporation adversely affecting the rights and preferences of the Preferred Stock, no vote or consent of the holders of Preferred Stock is required if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of Preferred Stock have been redeemed or have been called for redemption upon proper notice, and sufficient funds have been set aside for such redemption.

New York law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our certificate of incorporation that would limit the ability of the holders of our preferred stock to vote on any matter, change any authorized shares of our preferred stock into a different number of shares of preferred stock or into the same or a different number of shares of one or more other classes or series of any class, decrease the par value of our preferred stock, or change or abolish our preferred stock (or any series thereof) or any of the relative rights, powers, preferences and limitations of our preferred stock (or any series thereof). If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our certificate of incorporation.

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive rights. The Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

Depositary, Transfer Agent and Registrar

Computershare Inc. will be the depositary, transfer agent and registrar for the Preferred Stock.

DESCRIPTION OF THE DEPOSITARY SHARES

We have summarized below certain terms of the depositary shares. This summary is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement, the form of depositary receipts, which contain the terms and provisions of the depositary shares, and our Restated Certificate of Incorporation, as amended.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a 1/400th interest in a share of the Preferred Stock, and will be evidenced by depositary receipts. The depositary shares will be issued in denominations of $25.00 and integral multiples of $25.00. We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Inc., acting as depositary, and the holders from time to time of the depositary receipts (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, the depositary shares will be entitled to all the rights and preferences of the Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Preferred Stock those depositary shares represent.

Dividends and other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/400th of the dividend declared and payable on the related share of the Preferred Stock.

The depositary will distribute all dividends and other cash distributions received on the Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of depositary shares held by each holder, unless M&T and the depositary determine that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property by M&T and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the related shares of Preferred Stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Preferred Stock, in whole or in part, as described above under “Description of Series J Preferred Stock—Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be 1/400th of the redemption price per share payable with respect to the Preferred Stock, plus any dividends that have been declared but not paid prior to the redemption date, without accumulation of undeclared dividends.

If we redeem shares of the Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Preferred Stock so redeemed.

If we redeem less than all of the outstanding depositary shares, the depositary will select by lot or pro rata those depositary shares to be redeemed. The depositary will send notice of redemption to record holders of the depositary receipts not less than 30, and not more than 90, days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a 1/400th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/400th of a vote per depositary share (or, in other words, holders of 400 depositary receipts will be entitled to one vote), except as to votes upon the occurrence of a Nonpayment Event on the Preferred Stock, in which case each depositary share will have relative voting rights in proportion to the liquidation preference of the Preferred Stock, under those limited circumstances in which holders of the Preferred Stock are entitled to a vote, as described above in “Description of Series J Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will send the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent practicable, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will not vote with respect to such shares. If the depositary does not receive authorization from the holders of any depositary shares representing the Preferred Stock, it will abstain from voting with respect to such shares (but shall appear at the meeting with respect to such shares unless directed to the contrary).

Form and Notices

The Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry-only form through DTC as described below in “Book-Entry Issuance.” The depositary will forward to the holders of depositary shares all reports, notices and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Preferred Stock.

Preemptive and Conversion Rights

The holders of the depositary shares do not have any preemptive rights. The depositary shares are not convertible into or exchangeable for property or shares or any other series or class of our capital stock.

The Deposit Agreement

Amendment and termination of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the receipt holders. However, any amendment that materially and adversely alters the rights of the holders or would be materially and adversely inconsistent with their rights under our certificate of incorporation will not be effective unless the amendment has been approved by holders of receipts evidencing at least a majority of the depositary shares then outstanding.

We may terminate the Deposit Agreement at any time upon not less than 60 days prior notice to the depositary. The Deposit Agreement may be terminated by us or the depositary if:

•	All outstanding depositary shares have been redeemed;

•

There has been made a final distribution in respect of the Preferred Stock in connection with our liquidation, dissolution or winding up, and such distribution has been distributed to the holders of depositary shares; or

•	There has been consent of holders of depositary receipts representing not less than two-thirds of the depositary shares outstanding.

Fees, charges and expenses

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus supplement and the accompanying prospectus. At our option, we will also pay charges of the depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the depositary shares and any redemption of the Preferred Stock. All other transfer and other taxes and governmental charges and fees for the withdrawal of Preferred Stock upon surrender of receipts are at the expense of holders of depositary shares.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by providing notice. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depository must, generally, be appointed within 60 days after delivery of the notice of resignation or removal and be an entity with a principal office in the United States and having a combined capital and surplus of at least $50 million. If a successor is not appointed within 60 days, the outgoing depositary may petition a court to do so.

Miscellaneous

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished.

Listing

We intend to apply to list the depositary shares on the NYSE. If the application is approved, we expect trading of the depositary shares on the NYSE to begin within 30 days of the initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock except as represented by the depositary shares.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of these depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. Neither we nor the depositary shall have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory

Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This summary is qualified in its entirety by reference to the applicable provisions of the New York Business Corporation Law, our Restated Certificate of Incorporation and Amended and Restated Bylaws, and federal law governing bank holding companies.

General

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.50 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of March 31, 2024, there were 179,436,779 shares of our common stock outstanding. As of March 31, 2024, there were 350,000 shares of our Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”) outstanding, 50,000 shares of our Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F (“Series F Preferred Stock”) outstanding, 40,000 shares of our Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G (“Series G Preferred Stock”) outstanding, 10,000,000 shares of our Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H (“Series H Preferred Stock”) outstanding and 50,000 shares of our Perpetual 3.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series I (“Series I Preferred Stock”) outstanding.

Because we are a holding company, our rights to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of our shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that we ourselves may be a creditor of that subsidiary with recognized claims. Claims on our subsidiaries by creditors other than us will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

Our board of directors is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. If and when any further M&T preferred stock is issued, the holders of our preferred stock may have a preference over holders of our common stock in the payment of dividends, upon our liquidation, in respect of voting rights and in the redemption of our capital stock.

Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E

On February 10, 2014, we filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the Series E Preferred Stock.

The terms of the Series E Preferred Stock provide that holders of the Series E Preferred Stock are entitled to, as and when declared by our board of directors, or a duly authorized committee of our board of directors, non-cumulative cash dividends paid (i) during the period from the issue date of the Series E Preferred Stock to, but excluding, February 15, 2024 (the “Series E Fixed Rate Period”), semi-annually, in arrears, on February 15 and August 15 of each year, beginning on August 15, 2014, and (ii) during the period from February 15, 2024 through the redemption date of the Series E Preferred Stock, if any (the “Series E Floating Rate Period”), quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2024.

Dividends on the Series E Preferred Stock will accrue from the original issue date at a rate equal to (i) 6.450% per annum for each dividend period during the Series E Fixed Rate Period and (ii) three-month LIBOR plus a spread of 3.610% per annum for each quarterly dividend period during the Series E Floating Rate Period. No dividends may be paid on our common stock or other junior stock unless all the accrued and unpaid dividends for the latest dividend period have been paid in full on the Series E Preferred Stock. The Series E Preferred Stock is not redeemable by us prior to February 15, 2024. On or after February 15, 2024, the Series E Preferred Stock is redeemable by us, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the redemption price of $1,000 per share and any declared and unpaid dividends to but excluding the redemption date. The Series E Preferred Stock is also redeemable by us in the event of a regulatory capital treatment event, as such term is defined in the Certificate of Amendment establishing the Series E Preferred Stock.

Holders of the Series E Preferred Stock will have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to our then-current board of directors, in certain circumstances where dividends have not been paid for at least three semi-annual dividend periods or six quarterly dividend periods, as applicable, and with respect to creating or authorizing shares of classes of stock senior to the Series E Preferred Stock, amending our certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series E Preferred Stock, or consummating a binding share exchange or reclassification involving the Series E Preferred Stock or a merger or consolidation of us unless the Series E Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers that do not adversely affect the holders as compared to immediately prior to such transaction.

Holders of Series E Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F

On October 24, 2016, we filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the Series F Preferred Stock.

The terms of the Series F Preferred Stock provide that holders of the Series F Preferred Stock are entitled to, as and when declared by our board of directors, or a duly authorized committee of our board of directors, non-cumulative cash dividends paid (i) during the period from the issue date of the Series F Preferred Stock to, but excluding, November 1, 2026 (the “Series F Fixed Rate Period”), semi-annually, in arrears, on May 1 and November 1 of each year, beginning on May 1, 2017, and (ii) during the period from November 1, 2026 through the redemption date of the Series F Preferred Stock, if any (the “Series F Floating Rate Period”), quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2027.

Dividends on the Series F Preferred Stock will accrue from the original issue date at a rate equal to (i) 5.125% per annum for each dividend period during the Series F Fixed Rate Period and (ii) three-month LIBOR plus a spread of 3.52% per annum for each quarterly dividend period during the Series F Floating Rate Period. No dividends may be paid on our common stock or other junior stock unless all the accrued and unpaid dividends for the latest dividend period have been paid in full on the Series F Preferred Stock. The Series F Preferred Stock is not redeemable by us prior to November 1, 2026. On or after November 1, 2026, the Series F Preferred Stock is redeemable by us, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. The Series F Preferred Stock is also redeemable by us in the event of a regulatory capital treatment event, as such term is defined in the Certificate of Amendment establishing the Series F Preferred Stock.

Holders of the Series F Preferred Stock will have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to our then-current board of directors, in certain circumstances where dividends have not been paid for at least three semi-annual dividend periods or six quarterly dividend periods, as applicable, and with respect to creating or authorizing shares of classes of stock senior to the Series F Preferred Stock, amending our certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series F Preferred Stock, or consummating a binding share exchange or reclassification involving the Series F Preferred Stock or a merger or consolidation of us unless the Series F Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers that do not adversely affect the holders as compared to immediately prior to such transaction.

Holders of Series F Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G

On July 26, 2019, we filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the Series G Preferred Stock.

The terms of the Series G Preferred Stock provide that holders of the Series G Preferred Stock are entitled to, as and when declared by our board of directors, or a duly authorized committee of our board of directors, non-cumulative cash dividends paid (i) during the period from the issue date of the Series G Preferred Stock to, but excluding, August 1, 2024 (the “Series G Initial Fixed Rate Period”), semi-annually, in arrears, on February 1 and August 1 of each year, beginning on February 1, 2020, and (ii) during the period from August 1, 2024 through the redemption date of the Series G Preferred Stock, if any (the “Series G Dividend Reset Period”), semi-annually, in arrears, on February 1 and August 1 of each year, beginning on August 1, 2024.

Dividends on the Series G Preferred Stock will accrue from the original issue date at a rate equal to (i) 5.000% per annum for each dividend period during the Series G Initial Fixed Rate Period and (ii) the five-year U.S. Treasury Rate as of the most recent dividend determination date (as described in the Certificate of Amendment) plus a spread of 3.174% per annum for each dividend period during the Series G Dividend Reset Period.

Upon the payment of any dividends on the Series G Preferred Stock, holders of Depositary Shares will receive a related proportionate payment. Dividends on shares of the Series G Preferred Stock will not be cumulative. Dividends on the Series G Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause M&T to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

The Series G Preferred Stock is perpetual and has no maturity date. M&T may redeem the Series G Preferred Stock, in whole or in part, from time to time, on any dividend payment date on or after August 1, 2024, or, in whole but not in part, at any time within 90 days following a regulatory capital treatment event (subject to limitations described in the Certificate of Amendment), in each case at a redemption price equal to $10,000 per share (equivalent to $1,000 per Depositary Share), together with an amount equal to any dividends that have been declared but not paid prior to the redemption date, without accumulation of undeclared dividends.

The Series G Preferred Stock has voting rights only with respect to amending M&T’s certificate of incorporation to authorize or increase stock ranking senior to the Series G Preferred Stock, certain changes in terms of the Series G Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. Holders of Depositary Shares must act through Computershare Inc., the depositary for the Depositary Shares, to exercise any voting rights of the Series G Preferred Stock.

Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H

In connection with the completion of the acquisition of People’s United, M&T filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the Series H Preferred Stock on April 1, 2022.

The terms of the Series H Preferred Stock provide that holders of the Series H Preferred Stock are entitled to, as and when declared by our board of directors, or a duly authorized committee of our board of directors, non-cumulative cash dividends paid (i) during the period from the issue date of the Series H Preferred Stock to, but excluding, December 15, 2026 (the “Series H Fixed Rate Period”), quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on the first dividend payment date following the issue date of Series H and (ii) during the period from and including December 15, 2026 through the redemption date of the Series H Preferred Stock, if any (the “Series H Floating Rate Period”), quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2027.

Dividends on the Series H Preferred Stock will accrue from the original issue date at a rate equal to (i) 5.625% per annum for each dividend period during the Series H Fixed Rate Period and (ii) three-month LIBOR plus a spread of 4.020% per annum for each quarterly dividend period during the Series H Floating Rate Period. No dividends may be paid on our common stock or other junior stock unless all the accrued and unpaid dividends for the latest dividend period have been paid in full on the Series H Preferred Stock. The Series H Preferred Stock not be redeemable by us prior to April 1, 2027. On or after such date, the Series H Preferred Stock will be redeemable by us, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date. The Series H Preferred Stock will also be redeemable by us in the event of a regulatory capital treatment event, as such term is defined in the Certificate of Amendment establishing the Series H Preferred Stock.

Holders of the Series H Preferred Stock have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats will be automatically added to our then-current board of directors, in certain circumstances where dividends have not been paid for three semi-annual dividend periods or more and with respect to creating or authorizing shares of classes of stock senior to the Series H Preferred Stock, amending our certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series H Preferred Stock, or consummating a binding share exchange or reclassification involving the Series H Preferred Stock or a merger or consolidation of us unless the Series H Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers that do not adversely affect the holders as compared to immediately prior to such transaction.

Holders of Series H Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Perpetual 3.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series I

On August 12, 2021, we filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the Series I Preferred Stock.

The terms of the Series I Preferred Stock provide that holders of the Series I Preferred Stock are entitled to, as and when declared by our board of directors, or a duly authorized committee of our board of directors, non-cumulative cash dividends paid (i) during the period from the issue date of the Series I Preferred Stock to, but excluding, September 1, 2026 (the “Series I Initial Fixed Rate Period”), semi-annually, in arrears, on March 1 and September 1 of each year, beginning on March 1, 2022, and (ii) during the period from September 1, 2026 through the redemption date of the Series I Preferred Stock, if any (the “Series I Dividend Reset Period”), semi-annually, in arrears, on March 1 and September 1 of each year, beginning on March 1, 2027.

Dividends on the Series I Preferred Stock will accrue from the original issue date at a rate equal to (i) 3.500% per annum for each dividend period during the Series I Initial Fixed Rate Period and (ii) the five-year U.S. Treasury Rate as of the most recent dividend determination date (as described in the Certificate of Amendment) plus a spread of 2.679% per annum for each dividend period during the Series I Dividend Reset Period.

Upon the payment of any dividends on the Series I Preferred Stock, holders of Depositary Shares will receive a related proportionate payment. Dividends on shares of the Series I Preferred Stock will not be cumulative. Dividends on the Series I Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause M&T to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

The Series I Preferred Stock is perpetual and has no maturity date. M&T may redeem the Series I Preferred Stock, in whole or in part, from time to time, on any dividend payment date on or after September 1, 2026, or, in whole but not in part, at any time within 90 days following a regulatory capital treatment event (subject to limitations described in the Certificate of Amendment), in each case at a redemption price equal to $10,000 per share (equivalent to $1,000 per Depositary Share), together with an amount equal to any dividends that have been declared but not paid prior to the redemption date, without accumulation of undeclared dividends.

The Series I Preferred Stock has voting rights only with respect to amending M&T’s certificate of incorporation to authorize or increase stock ranking senior to the Series I Preferred Stock, certain changes in terms of the Series I Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. Holders of Depositary Shares must act through Computershare Inc., the depositary for the Depositary Shares, to exercise any voting rights of the Series I Preferred Stock.

Common Stock

The holders of our common stock are entitled to share ratably in dividends when and if declared by our board of directors from funds legally available for the dividends. In the event of liquidation, dissolution or winding-up of M&T, whether voluntary or involuntary, the holders of our common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding M&T preferred stock. Our common stock is neither redeemable nor convertible into another security of M&T.

Each holder of our common stock has one vote for each share held on matters presented for consideration by the shareholders. Holders of common stock do not have cumulative voting rights.

Each director of M&T is elected at an annual meeting of shareholders or at any meeting of shareholders held in lieu of such annual meeting and holds office until the next annual meeting and until his or her successor has been elected and qualified.

The holders of our common stock have no preemptive rights to acquire any additional shares of our common stock. Our common stock is listed on the New York Stock Exchange, which requires shareholder approval of the issuance of additional shares of our common stock under certain circumstances, including where, subject to certain exceptions, M&T proposes to issue additional shares of our common stock (or securities convertible into or exercisable for shares of our common stock) where either (a) such additional shares have, or upon issuance will have, voting power equal or exceeding 20% of the voting power outstanding before the issuance, or (b) the number of such additional shares equal or exceed, or will equal or exceed upon issuance, 20% of the number of shares of our common stock outstanding before the issuance.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares by a U.S. holder or non-U.S. holder (each as defined below). The summary is limited to taxpayers who will hold the depositary shares as “capital assets” (generally, property held for investment) and who purchase the depositary shares in the initial offering at the initial offering price.

The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all of which are subject to change and differing interpretation, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

State, local and foreign tax consequences are not summarized, nor are estate or gift tax consequences or tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities or arrangement classified as partnerships for U.S. federal income tax purposes and investors therein, subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, controlled foreign corporations, dealers in securities, regulated investment companies, real estate investment trusts, passive foreign investment companies for U.S. federal income tax purposes, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk-reduction transaction. Tax consequences may vary depending upon the particular status of an investor. This summary does not address the tax considerations that may be relevant to subsequent purchasers of the depositary shares and does not address any tax consequences arising under the unearned income Medicare contribution tax, the alternative minimum tax nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered in connection therewith).

Beneficial owners of depositary shares will be treated as owners of the underlying Preferred Stock for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult his, her or its tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. PROSPECTIVE HOLDERS OF THE DEPOSITARY SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions

You will be taxed on distributions with respect to the depositary shares as dividend income to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the U.S. holder’s adjusted tax basis in such depositary shares (and will reduce the basis in such depositary shares), and thereafter as capital gain, the tax treatment of which is discussed below under “Sale, Exchange or Certain other Taxable Dispositions.” Distributions with respect to the depositary shares taxable as dividends for U.S. federal income tax purposes paid to a noncorporate U.S. holder will generally represent “qualified dividend income.” Qualified dividend income is taxable at preferential rates applicable to long-term capital gains, provided that certain holding period requirements are met and certain other conditions are satisfied.

If you are taxed as a corporation, distributions with respect to the depositary shares treated as dividends for U.S. federal income tax purposes will generally be eligible for the dividends received deduction, which is generally 50%. The dividends-received deduction, however, will not be fully or partially available in certain circumstances, including (but not limited to) cases in which holding period requirements are not met or if the depositary shares are treated as financed with indebtedness. Prospective corporate investors in depositary shares should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and with respect to the possible application of the extraordinary dividend provisions of the U.S. federal income tax law to their ownership or disposition of the depositary shares in their particular circumstances.

Sale, Exchange or Certain other Taxable Dispositions

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the depositary shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the shares sold or exchanged (other than certain redemptions described under “U.S. Holders—Redemptions”). Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to significant limitations.

Redemptions

If we redeem your depositary shares, you will be treated as if you had sold your depositary shares if the redemption:

•	results in a complete termination of your stock interest in us;

•	is not essentially equivalent to a dividend with respect to you; or

•	is a redemption of stock held by a shareholder who is not a corporation and results in a partial liquidation of us.

In determining whether any of these tests has been met, depositary shares and shares of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing owned by you must be taken into account, as well as stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Code.

If we redeem your depositary shares in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the depositary shares redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the depositary shares for more than one year.

If a redemption does not meet any of the tests described above, the redemption proceeds received from our depositary shares will be treated as a distribution on our shares and will be taxable as described under the caption “U.S. Holders—Distributions” above.

Non-U.S. Holders

This section summarizes certain U.S. federal income tax consequences of the ownership and disposition of depositary shares by a Non-U.S. holder. You are a Non-U.S. holder if you are a beneficial owner of the depositary shares other than a U.S. holder or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

Dividends

Except as described below, if you are a Non-U.S. holder of depositary shares, dividends (including any redemption proceeds treated as a dividend for U.S. federal income tax purposes as discussed above under “U.S. Holders—Redemptions”) paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or such other payor a valid IRS Form W-8BEN or Form W-8BEN-E (as applicable) or other appropriate documentation, as provided in applicable Treasury regulations upon which you certify, under penalties of perjury, your status as a person who is not a U.S. person and your entitlement to the lower treaty rate with respect to such payments.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

In the case of a redemption of depositary shares, a withholding agent may treat all of the redemption proceeds that are paid to you as a dividend that is subject to the withholding tax described above unless you provide sufficient evidence regarding your actual and constructive ownership of M&T shares to enable the withholding agent to conclude that the redemption should not be treated as a dividend payment on your depositary shares.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are not a U.S. person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at the applicable U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person.

If you are a corporate Non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange or Certain other Taxable Dispositions of the Depositary Shares

If you are a Non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of depositary shares unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis;

•

you are an individual, you hold the depositary shares as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met; or

•

the depositary shares constitute U.S. real property interests in a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held the depositary shares. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular applicable U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may, under certain circumstances be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses, if any, for the taxable year, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

As discussed above under “U.S. Holders—Redemptions,” an amount paid to a holder of depositary shares in connection with a redemption of the depositary shares may, under certain circumstances, be treated as a dividend. In that case, the payment would be subject to the rules for dividends described above under “Non-U.S. Holders—Dividends.”

Backup Withholding and Information Reporting

You may be subject to information reporting requirements with respect to dividend payments and other taxable distributions on your depositary shares, as well as the payment of the proceeds from the sale or redemption of your depositary shares, and may be subject to backup withholding on such dividends, distributions or proceeds unless you timely provide the relevant withholding agent with properly completed IRS forms and otherwise comply with the applicable requirements of the backup withholding rules, or otherwise establish an exemption. You should consult your own tax advisor as to the applicability of backup withholding and information reporting requirements to you, your qualification for exemption from such requirements and the procedures for establishing such exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, the “Plans”), should consider the fiduciary standards of ERISA in the context of the Plans’ particular circumstances before authorizing an investment in the depositary shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plans, and whether the investment would involve a prohibited transaction under ERISA or the Code. The prudence of a particular investment must be determined by the responsible fiduciary of a Plan by taking into account the Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed under the heading “Risk Factors” beginning on page S-6.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) that have not made an election under Section 410(d) of the Code, and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of depositary shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates, the Depositary or the underwriters or any of their affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the depositary shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of depositary shares. These class exemptions include:

•	PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts);

•	PTCE 91-38 (for certain transactions involving bank collective investment funds);

•	PTCE 95-60 (for transactions involving certain insurance company general accounts); and

•	PTCE 96-23 (for transactions managed by in-house asset managers).

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction to the non-fiduciary service provider (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the depositary shares should not be acquired by any person investing the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Any purchaser or holder of depositary shares or any interest therein will be deemed to have represented by its purchase and holding of depositary shares offered hereby, as well as acknowledged in the Deposit Agreement, that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the depositary shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws and neither M&T Bank Corporation. nor any of its affiliates is a “fiduciary” within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any applicable Similar Law with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the depositary shares, or as a result of any exercise by M&T Bank Corporation or any of its affiliates of any rights in connection with the depositary shares.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of depositary shares have exclusive responsibility for ensuring that their purchase and holding of depositary shares do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. Neither this discussion nor anything herein is or is intended to be investment advice directed at any potential purchaser or holder that is a Plan, a Plan Asset Entity or a Non-ERISA Arrangement, or at such purchasers and holders generally, and such purchasers and holders should consult and rely on their counsel and advisors as to whether an investment in the depositary shares is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable. The sale of any depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or is appropriate for, any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE DEPOSITARY SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN IS STRONGLY URGED TO CONSULT ITS OWN LEGAL AND TAX ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT UNDER ERISA, THE CODE AND ANY OTHER PLAN LAW AND ITS ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriters named below, for whom Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, UBS Securities LLC, and Wells Fargo Securities, LLC are acting as representatives, have entered into an underwriting agreement relating to the offer and sale of the depositary shares. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter severally has agreed to purchase from us, the number of depositary shares set forth opposite its name below:

Underwriter	Number of Depositary Shares
Morgan Stanley & Co. LLC	4,200,000
BofA Securities, Inc.	4,200,000
J.P. Morgan Securities LLC	4,200,000
M&T Securities, Inc.	1,800,000
RBC Capital Markets, LLC	4,200,000
UBS Securities LLC	4,200,000
Wells Fargo Securities, LLC	4,200,000
Keefe, Bruyette & Woods, Inc.	1,200,000
Goldman Sachs & Co. LLC	600,000
Academy Securities, Inc.	300,000
Jefferies LLC	300,000
Samuel A. Ramirez & Company, Inc.	300,000
TD Securities (USA) LLC	300,000

Total	30,000,000

The underwriters have advised us that they are committed to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the depositary shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a selling concession not in excess of $0.1500 per depositary share sold to institutional investors and $0.5000 per depositary share sold to retail investors.

The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Any such securities dealers may resell any depositary shares purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $0.4500 per depositary share. If all the depositary shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the underwriting discount to be paid to the underwriters.

Underwriting Discount(1)
Per Depositary Share	$0.5261

Total	$15,782,875

(1)

Reflects 14,590,000 depositary shares sold to institutional investors, for which the underwriters receive an underwriting discount of $0.2500 per depositary share, and 15,410,000 depositary shares sold to retail investors, for which the underwriters receive an underwriting discount of $0.7875 per depositary share.

We estimate that our total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $500,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The depositary shares are a new issue of securities, and there is currently no established trading market for depositary shares. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock except as represented by the depositary shares. We intend to apply to list the depositary shares on the NYSE under the symbol “MTBPrJ.” If the application is approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the initial delivery of the depositary shares. However, we cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required.

The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come to possess this prospectus supplement or the accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

We have agreed that, during the period from the date of this prospectus supplement through and including June 5, 2024, we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of preferred stock or any securities convertible into or exercisable or exchangeable for preferred stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of preferred stock or such other securities, in cash or otherwise.

The underwriters will be permitted to engage in certain transactions that stabilize the price of the depositary shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the depositary shares. If the underwriters create a short position in the depositary shares in connection with the offering, i.e., if they sell more depositary shares than are set forth on the cover page of the prospectus supplement, the underwriters may reduce that short position by purchasing the depositary shares in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriters’ overallotment option or, where no overallotment option exists, sales in excess of the number of depositary shares an underwriter has agreed to purchase from the issuer. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters will make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain of the underwriters and their affiliates have in the past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. From time to time, certain of the underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities including potentially the depositary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Further, the underwriters or their affiliates may hold shares of M&T’s existing preferred stock for their own account or on behalf of their clients, and to the extent the proceeds from the offering will be used to redeem shares of M&T’s existing preferred stock , the underwriters or their affiliates may receive a portion of the proceeds in connection with any redemption of M&T’s existing preferred stock.

We expect that delivery of the depositary shares will be made against payment therefor on or about May , 2024, which will be the fifth business day after the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on the date of pricing or the two days after such date will be required, by virtue of the fact that the depositary shares will settle in five business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, no offer of the depositary shares described in this prospectus supplement may be made to the public in that Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

•

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the depositary shares shall require M&T or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purpose of the above provisions, the expression “an offer to the public” in relation to the depositary shares described in this prospectus supplement in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for such depositary shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, no offer of the depositary shares described in this prospectus supplement may be made to the public other than:

•	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation) in the United Kingdom, subject to obtaining the prior consent of the underwriters;

•

at any time in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), provided that no such offer of depositary shares above shall require M&T or the underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression “an offer to the public” in relation to the depositary shares described in this prospectus supplement in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended).

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) and/or (ii) are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that: (a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any depositary shares or Preferred Stock other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Preferred Stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The depositary shares and Preferred Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any depositary shares or Preferred Stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospectus Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares or Preferred Stock may not be circulated or distributed, nor may the depositary shares or Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the depositary shares or shares of the Preferred Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the depositary shares or Preferred Stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the depositary shares or Preferred Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the depositary shares or shares of Preferred Stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the depositary shares or Preferred Stock. The depositary shares and Preferred Stock may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or Preferred Stock constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the depositary shares or Preferred Stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, M&T or the depositary shares or Preferred Stock have been or will be filed with or approved by any Swiss regulatory authority. The depositary shares and Preferred Stock are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the depositary shares or Preferred Stock will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in Canada

The depositary shares may be sold only to Canadian purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Conflicts of Interest

Because M&T Securities, Inc., an underwriter for this offering, is M&T’s wholly owned subsidiary, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, M&T Securities, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

VALIDITY OF SECURITIES

The validity of the depositary shares and Preferred Stock will be passed upon for M&T by Squire Patton Boggs (US) LLP, and for the underwriters by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP from time to time performs legal services for M&T and its subsidiaries.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of M&T incorporated in this prospectus supplement by reference to M&T’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

M&T BANK CORPORATION

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

These securities of each class listed above may be offered and sold, from time to time, by M&T Bank Corporation in one or more offerings, subject to approval from M&T Bank Corporation’s Board of Directors, and also may be offered and sold by one or more selling securityholders to be identified in the future in one or more offerings. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “M&T,” “we,” “us,” “our” or similar references mean M&T Bank Corporation.

We or one or more selling securityholders may offer and sell the securities to or through one or more underwriters, dealers or agents as designated from time to time, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. We or selling securityholders may offer the securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we or selling securityholders will offer these securities. The specific terms of any securities we or selling securityholders offer will be included in one or more supplements to this prospectus. Such prospectus supplements will describe the specific manner in which we or selling securityholders will offer the securities and also may add, update or change information contained in this prospectus.

You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in the securities described in the applicable prospectus supplement. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

We will provide the specific terms of these securities in supplements to this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “MTB.” We will provide information in the prospectus supplement for the trading market, if any, for any other securities we or selling securityholders may offer.

Investing in any of our securities involves certain risks. You should carefully consider the risks relating to investing in our securities and each of the other risk factors described under the heading “Risk Factors” on page 5 of this prospectus and in the applicable prospectus supplement and in the documents incorporated herein by reference before buying any of our securities.

M&T Securities, Inc. is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referred to above. Accordingly, the participation of such entity in the offerings of such securities will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

These securities are not savings accounts, deposits or other obligations of any bank and are not guaranteed by Manufacturers and Traders Trust Company, Wilmington Trust, National Association or any other bank. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2023.

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”), under the Securities Act utilizing a “shelf” registration process. The prospectus does not contain all information included in the Registration Statement as permitted by the rules and regulations of the SEC. You may review a copy of the Registration Statement through the SEC’s internet site, as described below. Under this shelf registration process, we are registering an unspecified amount of each class of the securities described in this prospectus, and may offer and sell any combination of these securities in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement that will contain information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of the securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should carefully read this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under the heading “Where You Can Find More Information.” This prospectus and any prospectus supplement or pricing supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described therein, or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

ABOUT M&T BANK CORPORATION

M&T Bank Corporation is a New York business corporation, which is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and as a bank holding company under Article III-A of the New York Banking Law. The principal executive offices of M&T are located at One M&T Plaza, Buffalo, New York 14203. The telephone number for M&T is (716) 635-4000. At June 30, 2023, M&T had two wholly owned bank subsidiaries: Manufacturers and Traders Trust Company and Wilmington Trust, National Association. The banks collectively offer a wide range of retail and commercial banking, trust and wealth management, and investment services to their customers.

FORWARD-LOOKING STATEMENTS

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include and our representatives may from time to time make projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement, including statements based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management.

Statements regarding the potential effects of events or factors specific to M&T and/or the financial industry as a whole, as well as national and global events generally, including economic conditions, on M&T’s business, financial condition, liquidity and results of operations may constitute forward-looking statements. Such statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond M&T’s control. Any statement that does not describe historical or current facts is a forward-looking statement. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Future Factors include risks, predictions and uncertainties relating to:

•	the impact of M&T’s acquisition of People’s United (as described in the next paragraph);

•

events and developments in the financial services industry, including legislation, regulations, and other governmental actions as well as business conditions affecting the industry and/or M&T and its subsidiaries, individually or collectively;

•	economic conditions, including inflation and market volatility;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans and other assets;

•	sources of liquidity;

•	common shares outstanding;

•	common stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	the impact of changes in market values on trust-related revenues;

•	regulatory supervision and oversight, including monetary policy and capital requirements;

•	domestic or international political developments and other geopolitical events, including international conflicts;

•	governmental and public policy changes, including tax policy;

•	the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board, regulatory agencies or legislation;

•	increasing price, product and service competition by competitors, including new entrants;

•	rapid technological developments and changes;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	the mix of products/services;

•	containing costs and expenses;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	continued availability of financing;

•	financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and

•

material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

In addition, Future Factors related to the acquisition of People’s United include, among others: the possibility that the anticipated benefits of the transaction will not be realized when expected or at all; potential adverse reactions or changes to business, customer or employee relationships; M&T’s success in executing its business plans and strategies and managing the risks involved in the foregoing; the results and costs of integration efforts; the business, economic and political conditions in the markets in which M&T and its subsidiaries operate; the outcome of any legal proceedings that may be instituted against M&T or its subsidiaries; and other factors related to the acquisition that may affect future results of M&T.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

M&T provides further detail regarding these risks and uncertainties in its Form 10-K for the year ended December 31, 2022, including in the Risk Factors section of such report, as well as in other SEC filings. Forward-looking statements speak only as of the date made, and M&T does not assume any duty and does not undertake to update forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is https://www.sec.gov.

We also maintain a website where you can obtain information about us and Manufacturers and Traders Trust Company. Our website includes our annual, quarterly and current reports, together with any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is https://www.mtb.com. The information contained on our website is not part of this prospectus.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be reviewed with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. Certain of the information incorporated by reference herein has not been audited by an independent registered public accounting firm.

We incorporate by reference the documents listed below and any documents we file with the SEC subsequent to the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC) until our offerings are completed:

•	Annual Report on Form 10-K for the year ended December 31, 2022;

•

Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, Amendment No. 1 to the Quarterly Report on Form 10-Q for the period ended March  31, 2023, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023;

•	Current Reports on Form 8-K filed on January 3, 2023, January 18, 2023, January 27, 2023, April 20, 2023 and May 17, 2023, and Current Reports on Form 8-K/A filed on June 10, 2022 and July 6, 2023;

•	Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Shareholders held on April 18, 2023, filed on March 7, 2023; and

•

The description of M&T’s common stock and preferred stock contained in the Registration Statement on Form 8-A, filed on May 20, 1998, under Section  12(b) of the Securities Exchange Act of 1934, as amended, as updated by Exhibit 4.2 to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 22, 2023, including any subsequent amendment or report filed for the purpose of updating such description.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address and telephone number:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Attention: Investor Relations

Telephone Number: (716) 842-5138

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered by us under this prospectus in the manner and for the purpose as set forth in the applicable prospectus supplement. Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon for us by Squire Patton Boggs (US) LLP or by counsel identified in the applicable prospectus supplement, and for any underwriters or agents by counsel selected by such underwriters or agents identified in the applicable prospectus supplement or, if necessary, the applicable pricing supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of M&T Bank Corporation for the year ended December 31, 2022 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of certain elements of People’s United Financial, Inc. because it was acquired by M&T in a purchase business combination during 2022) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of People’s United as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

30,000,000 Depositary Shares Each Representing a 1/400th Interest

in a Share of Perpetual 7.500% Non-Cumulative Preferred Stock, Series J

PROSPECTUS SUPPLEMENT

May 6, 2024

Joint Bookrunners

Morgan Stanley	BofA Securities	J.P. Morgan	M&T Securities	RBC Capital Markets	UBS Investment Bank	Wells Fargo Securities

Co-Managers

Academy Securities	Goldman Sachs & Co. LLC	Jefferies	Keefe, Bruyette & Woods A Stifel Company	Ramirez & Co., Inc.	TD Securities